NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
December 4, 2006	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES JOINT VENTURE ACQUISITION OF COMMUNITIES

SEATTLE, WA, December 4, 2006 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that the Joint Venture with Blackstone Real Estate Partners, previously announced, in which the Company has a nineteen percent interest, has acquired 21 of the planned 25 communities. Of the 21 communities, 20 will be managed by the Company. The remaining 4 communities in California and Ohio are expected to close by the end of the first quarter of 2007. The Company began operating the Ohio facility on December 1, 2006.

On an annualized basis, the Company expects to recognize approximately $2.9 million in fees from the 24 communities it will manage for the Joint Venture. The communities provide assisted living and Alzheimer’s services for seniors and are located in Arizona, California, Colorado, Florida, Georgia, Kansas, New Jersey, North Carolina, Ohio, and Virginia.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 203 communities representing capacity for approximately 20,100 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.